Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of Weingarten Realty Investors on Form S-3 of our report dated March 9, 2004, except for Notes 1, 2, 7, 8, 9, 16, 18, 19, 20, and financial statement schedule III, as to which the date is September 8, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in its method of accounting in 2002 for the impairment and disposal of long-lived assets to conform to Statement of Financial Accounting Standards No.
144) appearing in the Current Report on Form 8-K of Weingarten Realty Investors filed on September 8, 2004 and our reports dated September 8, 2004 related to the statements of revenues and certain operating expenses for Harrison Pointe Shopping Center, Leesville Shopping Center, TFK Portfolio, Pavilions at San Mateo, Rockwall Market Center, and Lone Star Pavilions for the year ended December 31, 2003 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Current Report on Form 8-K of Weingarten Realty Investors filed on September 9, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE  &  TOUCHE  LLP

Houston,  Texas
January 27, 2005


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